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                                                          Exhibit 11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share
(In thousands)                                    Three Months Ended
                                                       March 31
                                                  ------------------
                                                    1995      1994
EARNINGS:                                          ------    ------
Primary:
Net income, as reported                          $110,596    64,437
Preferred dividends declared (net of taxes)        (2,146)   (2,109)
                                                  -------   -------
   Net income, as adjusted                       $108,450    62,328
                                                  =======   =======

Fully diluted:
Net income, as reported                          $110,596    64,437
Additional PSOP expense (net of taxes) due to
 assumed conversion of preferred stock               (874)     (950)
                                                  -------   -------
   Net income, as adjusted                       $109,722    63,487
                                                  =======   =======

SHARES:
Primary:
Weighted average number of common shares
 outstanding, per financial statements             84,264    84,521
Additional dilutive effect of outstanding stock
  options (based on treasury stock method using
  average market price)                               927       496
                                                  -------   -------
   Weighted average, as adjusted                   85,191    85,017
                                                  =======   =======

Fully diluted:
Weighted average number of common shares
 outstanding, per financial statements             84,264    84,521
Additional dilutive effect of:
Convertible preferred stock                         4,045     4,088
Outstanding stock options (based on treasury
 stock method using market price at end of
 period)                                            1,012       515
                                                  -------   -------
   Weighted average, as adjusted                   89,321    89,124
                                                  =======   =======
EARNINGS PER COMMON SHARE:
 Primary                                            $1.27      0.73
 Fully diluted                                      $1.23      0.71